EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE - November 3, 2004
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Stockton, California
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"Service 1st Bancorp Announces Third Quarter Net Income of $478,891 or $.38 Per
Share"

November 3, 2004

Service 1st Bancorp, a $127 million one bank holding company, today announced third quarter and nine month results for the period ending September 30, 2004.

For the third quarter, consolidated net income for Service 1st Bancorp was $478,891 or $.38 per share, fully diluted, compared to $132,334 or $.12 per share for the third quarter of 2003. For the nine months ended September 30, 2004 total consolidated net income was $1,052,909 or $.87 per share, fully diluted, compared to $216,080 or $.20 per share for the first nine months of 2003.

Return on beginning shareholder's equity for the nine months ended September 30, 2004 was 16.95% as compared to 3.55% in 2003. Return on average assets for the nine months ended September 30, 2004 was 1.14%. "This marks a significant improvement to the corporate performance compared to the prior year" said John Brooks, Chairman and CEO. "We look forward to increasing progress as we become more efficient with increased growth."

"Non-interest income continues to build slowly as we expand our small business lending" said Mr. Brooks. Non-interest income increased 22.4% for the nine months ended September 30, 2004 over the comparable period of 2003. Total non-interest income was $720,527 versus $589,453 in 2003.

Deposit growth for 2004 increased 22.4% over the same period of 2003. Loan growth for 2004 was 29.6% for 2004 compared to the same period of 2003. Total assets at September 30, 2004 were 22.5% greater than the same period last year and capital increased 17.4% over the same period last year.

"The growth and development continues according to budget with improving results" said Mr. Brooks.

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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